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                                                                     Exhibit 1.1

                           Share Exchange Agreement

This Agreement as of the 18th day of December 2000.

BETWEEN:  Tianjin Teda Yu Cheung Group Co Ltd "
                          hereinafter  called Yu Cheng or "Founding Shareholder"
AND       Richard Wang, Peng Chen, Brian Roberts, Zun Zhao Li, Karen Dadson,
             Collectively with the Founding Shareholder sometimes called Group A

          Zhankui Mu, Jun Zhou, Yinghua Gao, Xuexian Xiao, Zun Zhao Li,
          Pei Zhang, Yuanjian Lin, Xiuzhuang Bian, David Tam and Songsheng Yin.
                                                sometimes referred to as Group B
                (The Founding Shareholder, Group A and B collectively called the
                                                             "The Shareholders")

AND        Digital Village World Technologies Inc, a Nevada company
                                                         hereinafter called DVWT
AND        Digital Village World Technologies (Canada) Ltd.
                                                          hereinafter called DVC

WHEREAS:
  A. Yu Cheung has acquired from the previous controlling shareholders of DVWT their 2,500,000 shares of DVWT for $1.00 and other good and valuable consideration.
  B. DVC has an agreement with the Founding Shareholder to provide certain services and capital in exchange for a profit share in certain businesses in China pursuant to an agreement entitled "Initial Profit Sharing Agreement" (PSA); and
  C. The parties hereto wish to enter a tax free exchange of their shares to result in DVWT acquiring all the issued and outstanding shares of DVC in exchange for shares in DVWT as more particularly described herein:

NOW THEREFORE this Agreement witnesses that in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.0 DEFINITIONS and INTERPRETATION
1.1 In this Agreement and the recitals hereto, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth:
    (a) "Business Day" means a day, other than a Saturday, a Sunday or a holiday;

    (b) "Closing" means the closing of the transactions contemplated herein on the Closing Date;

    (c) "Closing Date" has the meaning assigned to it in Clause 7.1;

    (d) "Constating Documents" means the memorandum, the articles, the articles of incorporation, the articles of continuance or the articles of amalgamation pursuant to which a corporation is incorporated, continued or amalgamated, as the case may be, together with any amendments thereto, and the by-laws of such corporation and any shareholders' agreement which has been executed by such corporation and/or which governs in whole or in part such corporation's affairs;

    (e) "Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, conditions, right of re-entry, lease, licence, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not arising by law (statutory or otherwise);

     (f) "GAAP" means generally accepted United States accounting principles consistently applied:

     (g) "Governmental Authority" means any national, central, federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

     (h) "Material Contract" means any contract, agreement or instrument to which DVC or any of the DVC Subsidiaries is a party or from which it derives benefit or by which it is bound and which relates, directly or indirectly to a DVC interest

     (i) Material Indebtedness" means: any outstanding and unpaid indebtedness, obligation or liability, for borrowed money, amounts unpaid for real or personal property or services, taxes, fines, judgments, wages or employment benefits in excess of $5,000;

     (j) "Shareholders Purchaser Shares" means 8,490,000 treasury shares of DVWT to be issued in accordance with this Agreement;

     (k) "DVC Subsidiaries" means each body corporate of which more than fifty (50%) percent of the outstanding shares ordinarily entitled to elect a majority of the directors thereof are beneficially owned, directly or indirectly by DVC;

     (l) "Person" means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any Governmental Authority;

     (m) "Trustee" has the meaning assigned to it in Clause 3.2(a)

1.2  Interpretation

     For the purposes of this Agreement, except as otherwise expressly provided:
     (a) "this Agreement" means this Agreement, including the schedules hereto and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;
     (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;
     (c) the words "hereof", "herein", "hereto" and "hereunder" or any other word of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;
     (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;
     (e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

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     (f)  a reference to a statute in this Agreement includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statues or regulations;
     (g) the singular of any term includes the plural, and visa versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm, or other entity, and the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or words of similar import is used with reference thereto);
     (h) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
     (i) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;
     (j) all references to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent.

1.3  Schedules

     Attached to and forming part of this Agreement are the following Schedules:

          Schedule "A"  -  Material Contracts
          Schedule "B"  -  DVWT Share apportionment
          Schedule "C"  -  form of Pooling Agreement

2.0  PURCHASE AND SALE

2.1 Relying upon the representations and warranties herein contained, and subject to the terms and conditions hereof, at the Closing, DVWT will exchange with Shareholders all of the Shareholders' DVC shares for an aggregate of 8,490,000 of DVWT common treasury shares in accordance with Schedule "B".

2.2  DVWT Share Issue Price

     DVWT shares will be issued to the Shareholders at a deemed price of $.01 per share.

2.3  Shareholders' Resale Restrictions

     Shareholders acknowledges that DVWT is a public company listed on NASD pink sheets under the Securities Act of 1933, and will be subject to Securities and Exchange Commission policies, rules and regulations.

3.0  POST CLOSING MATTERS

3.1  Pooling Arrangements

Upon Closing, Group A will enter into a pooling agreement in respect of the Purchaser Shares to be issued in accordance with this Agreement, ("Pooling Agreement") and which includes details relating to the following:
     (a)  the administration of the Pooling Agreement by a trustee (the
          "Trustee");
     (b) the deposit by Group A in pool with the Trustee of DVWT Purchaser Shares or such lesser number of Purchaser Shares as is mutually agreed; and

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

     (c) subject to pooling agreement, the pro rata release from pool of any Purchaser Shares of DVWT that are subject to the terms of the Pooling Agreement on a mutually agreed schedule;

3.2 The Trustee shall be Wei Shao, Barrister and Solicitor of Vancouver, British Columbia, Canada

4.0  REPRESENTATIONS AND WARRANTIES

4.1  Representation and Warranties of Shareholders and/or DVC
  Shareholders and/or DVC represents and warrants to and in favor of DVWT as follows and acknowledges that DVWT is relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:
     (a) Shareholders are directly and/or indirectly, the beneficial owner of the entire issued and outstanding share capital of DVC with good and marketable title thereto, free and clear of any Encumbrance;
     (b) If any of the Shareholders are a corporation, the corporation is duly incorporated, organized and validly existing and current and up-to-date with respect to all filings required under the laws of its jurisdiction of incorporation;
     (c) Shareholders have the power and authority to enter into this Agreement and to perform its obligations hereunder;
     (d) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfillment of, or compliance with, the terms and provisions hereof, do or will, nor will they upon the giving of notice or the lapse of time or both;
          i) result in the breach of any term or provision of the constating documents of DVC or of Shareholders if Shareholder is a corporation;
          ii) result in the cancellation, suspension or alteration in the terms of any Material Contract;
          iii) result in the creation of any Encumbrance upon any of the assets of DVC;
          iv) give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such Material Contract; or
          v) violate any provision of law or administrative regulations or any judicial or administrative award, judgment or decree applicable to, and (after due inquiry) known to DVC, the breach of which would have a materially adverse effect on DVC's business or any part thereof;

     (e)  Schedule A, constitutes all Material Contracts;

     (f) there are no actions, suits, proceedings or investigations commenced, or to the knowledge of DVC (after due inquiry) contemplated or threatened, against, or affecting DVC or any part thereof at law or in equity before any court, Governmental Authority or arbitrator of any kind or, to the knowledge of DVC (after due inquiry), are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which in either case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability that would constitute Material Indebtedness against DVC or any of the DVC Subsidiaries which could reasonably be expected to have an adverse effect on the business.

     (g) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, Governmental Authority or any third party is required by, or in connection with the execution and delivery of this Agreement by DVC or the consummation by Shareholders of the transactions contemplated hereby.

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     (h)  the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the board of directors of DVC and this Agreement constitutes a valid and binding obligation of DVC and Shareholders, enforceable against each of them in accordance with its terms;

     (i) upon Closing, none of the Shareholders will beneficially own, directly or indirectly, any right, title or interest whatsoever in and to;
          i)  DVC, or
          ii) any assets or liabilities of DVC or its Subsidiaries;

4.2  Representations and Warranties of DVWT

     DVWT represents and warrants to and in favour of DVC and Shareholders as follows and acknowledges that DVC and Shareholders are relying upon such representations and warranties in consummating the transactions contemplated by this Agreement;
     (a) DVWT is duly incorporated, organized and validly existing and current and up-to-date with respect to all filings required under the laws of Nevada and no proceedings have been taken or authorized by DVWT or, to the best knowledge of DVWT by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of DVWT.
     (b) DVWT has the corporate power and authority to enter into this Agreement to perform its obligations hereunder;
     (c) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfillment of or compliance with the terms and provisions hereof do or will, nor will they upon the giving of notice or the lapse of time or both:
          i) result in the breach of or violate any term or provision of the Constating Documents of DVWT; or
          ii) violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable to, and (after due inquiry) known to DVWT, the breach of which would have a materially adverse effect on DVWT;
     (d) there are no actions, suits, proceedings or investigations commenced nor, to the knowledge of DVWT (after due enquiry) contemplated or threatened, against or affecting DVWT at law or in equity before or by any court, Governmental Authority or arbitrator of any kind, nor, to the knowledge of DVWT (after due enquiry), are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability not fully covered by insurance in excess of a reasonable deductible amount, or which could reasonably be expected to have an adverse effect on the business, operations, properties, assets or affairs, financial or otherwise of DVWT or DVWT's ability to fulfill its obligations under this Agreement;
     (e) Shareholders Purchaser Shares will, upon Closing, be validly issued as fully paid and non-assessable shares in the capital stock of DVWT;
     (f) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, governmental Authority, or any third party is required by, or with respect to, DVWT in connection with the execution and delivery of this Agreement by DVWT, save and except any required as required by the Securities

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          and Exchange Commission, policies, rules and regulations, or the consummation by DVWT of the transactions contemplated hereby;

     (g) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the board of directors of DVWT and this Agreement constitutes a valid and binding obligation of DVWT enforceable against it in accordance with its terms.

5.0  COVENANTS OF DVC AND THE SHAREHOLDERS

5.1  DVC and/or Shareholders hereby covenants and agrees with DVWT as follows:

     (a) until the Closing Date, DVC will not perform, and will not permit any DVC Subsidiaries to perform any act or enter into any transaction or negotiations which interferes or is inconsistent with the completion of the transactions contemplated hereby, or would render inaccurate in any material way any of the representations and warranties set forth in Clause 4.1 hereof as if such representations and warranties were made at a date subsequent to such act, transaction or negotiation. Without limiting the generality of the foregoing, DVC will not, without the prior express written consent of DVWT, and will not permit DVC Subsidiaries to:
          i)  amend any Material Contract;
          ii) dispose of any interest, or any part thereof, to any person, directly or indirectly, other than to DVWT pursuant to this Agreement; or
     (b) DVC shall, during the period prior to the Closing Date, promptly discuss with DVWT:
          i) any significant developments affecting, directly or indirectly, DVC's business or any part thereof;
          ii) any proposal received by DVC or any DVC Subsidiaries to amend an existing Material Contract or enter into a new Material Contract;
          iii) any breach or non-performance of any obligation pursuant to an existing Material Contract or the occurrence of any event which would, upon lapse of time or with the giving of notice, constitute such breach or non-performance by any party thereto;
     (c) DVC shall, during the period prior to the Closing Date afford to DVWT and its accountants, counsel and other representatives full access during normal business hours to the books, contracts, commitments and records evidencing or otherwise relating, directly or indirectly, to DVC or DVC Subsidiaries to enable DVWT to complete its due diligence.
     (d) DVC shall notify DVWT immediately upon becoming aware that any of the representations and warranties of DVC and/or Shareholders contained in Clause 4.1 hereof are no longer true and correct in any material respect.

5.2  COVENANTS OF THE PURCHASER

     DVWT hereby covenants and agrees with DVC and Shareholders as follows:
     (a) until the Closing Date, DVWT shall not perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, or, would render inaccurate in any material way any of the representations and warranties set forth in Clause 4.2 hereof, as if such representations and warranties were made at a date subsequent to such act, transaction or negotiation;
     (b) DVWT shall, during the period prior to the Closing Date, promptly discuss with DVC any developments in its business, assets or affairs which could reasonably

                                       6
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          be expected to have a material impact upon DVC's or the Shareholders'
          ability to fulfill its obligations to DVC; and

     (c) DVWT will notify DVC and Shareholders immediately upon becoming aware that any of the representations and warranties of DVWT contained in Clause 4.2 hereof are no longer true and correct in any material respect.

6.0  CONDITIONS

6.1  Mutual Condition Precedent

 The respective obligations of the parties hereto to complete the transaction contemplated by this Agreement shall be subject to the condition that there shall not be in any force, on the Closing Date, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the consummation of the transactions contemplated by this Agreement.

6.2  Arbitration

 In the event that the parties are unable to complete this agreement on the Closing Date due to a disagreement of some term or condition or the failure of a party to agree upon a term that is not contained herein but is none the less a condition that is typical of the type of transaction contemplated herein provided the condition or conditions not agreed to do not fundamentally alter this agreement then the parties agree to solve such disagreement through arbitration before three arbitrators and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment upon the award is final and binding upon the parties hereto.

6.3  Confidentiality

 The Parties hereto agree each will keep confidential (1) all negotiations between them, (2) the existence of all agreements and the terms thereof and (3) all documents obtained from the other and in the event this agreement does not close, each will return to the other all documents received from the other and further the parties agree for a period of three years from the termination of this agreement not to use any information gained from the other for its own advantage in any way whatsoever unless such information is in any event information that is in the public domain.

6.4  Tax Free Requirement

 The parties recognize that it is a condition of the Shareholders that the Share Exchange contemplated by this agreement not subject them to any income or excise tax in the United Sates (whether Federal, State or local) and the Shareholders shall satisfy themselves of this prior to DVWT completing its due diligence on DVC.

6.5  Conditions to Obligations of DVWT

 The obligations of DVWT to consummate the transactions contemplated hereby, is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by it without prejudice to its right to rely on any others or others of them:

     (a) each of the acts and undertakings of DVC to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it;

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     (b)  DVC or Shareholders will have delivered all of the documents required to be delivered by DVC or Shareholders pursuant to Part 7 of this Agreement;
     (c) the representations and warranties of DVC or Shareholders contained in Clause 4.1 hereto shall be true in all material respects immediately prior to the Closing Date with the same effect as though made at and as of such time;
     (d) DVC and Shareholders shall not have breached any of the covenants contained in Clause 5.1 hereof;
     (e) completes to its sole satisfaction all due diligence of DVC by, on, or before November 15th 2000.

6.8  Conditions to Obligations of DVC

     The obligation of DVC to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by DVC without prejudice to its right to rely on any other or others of them:

     (a) each of the acts and undertakings of DVWT to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it;
     (b) DVWT will have delivered all of the documents required to be delivered by DVWT pursuant to Part 7 of this Agreement;
     (c) the representations and warranties of DVWT contained in Clause 4.2 hereof shall be true in all material respects immediately prior to the Closing Date with the same effect as though made at and as of such time;
     (d) DVWT agrees that the board of directors immediately following the completion of this agreement shall be: Richard Wang, Edward Chen, Stephen Dadson, Yu Wen Cheng, and Mu Zhankui; and
     (d)  DVWT shall not have breached any of the covenants contained in Clause
          4.2 hereof.

7.0  CLOSING

7.1 Subject to the terms and conditions hereof, this transaction will be completed and closed at the Closing, to be held at 10:00 a.m. (Vancouver time) on the Business Day which is ten (10) Business Days after the later of the date on which DVWT has informed DVC or Shareholders that it has completed and is satisfied with its due diligence of DVC but in no event shall the closing be more than 90 days from the date hereof.

7.2  Deliveries by DVC and Shareholders

     The Closing will be on or before December 30th 2000 at which time DVC will deliver the following to DVWT:

     (a) certified copies of the resolutions of the respective boards of directors of DVC approving this Agreement and the consummation of the transactions contemplated herein;
     (b) an instrument of assignment, in form and substance satisfactory to DVWT, acting reasonably, duly executed by DVC and Shareholders providing for the absolute and unconditional assignment and transfer to DVWT of all of DVC's issued and outstanding capital.
     (c) certified copies of such resolutions or consents of the board of directors of Shareholders or any other person as may be necessary to transfer the DVC shares to DVWT;
     (d)  undated written resignations of all directors and officers of DVC;

     (e) all books, records and documents relating, directly or indirectly, to DVC or to DVC Subsidiaries;
     (f) a certificate of a senior officer of DVC or Shareholders that all of the representations and warranties of DVC and Shareholders contained in Clause 4.1 hereof are true and correct as of the Closing Date;


7.3  Deliveries by DVWT

     At Closing, DVWT will deliver the following to DVC or Shareholders:
     (a) a certified copy of the resolution of the board of directors of DVWT approving this Agreement and the consummation of the transactions contemplated herein;
     (b) one or more share certificates representing the Shareholders Purchaser Shares registered in the name of the Shareholders in accordance with Schedule "B";
     (c) a certificate of an officer of DVWT that all of the representations and warranties of DVWT contained in Clause 4.2 hereof are true and correct as of the Closing Date;

8.0  GENERAL

8.1  Notices
     All notices which may or are required to be given pursuant to any provision of this Agreement shall be given in writing and shall be delivered personally or by telecopy, and in the case of DVC addressed to the parties whose addresses are hereinbefore setforth or such other address or facsimile number of which a party may, from time to time, advise the other parties hereto by notice in writing given in accordance with the foregoing. Date of receipt of any such notice shall be deemed to be the date of delivery thereof, if delivered, and on the day of telefaxing, if telefaxed, in each such case provided such day is a Business Day and, if not, on the first Business Day thereafter.

8.2  Binding Effect

     This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.3  Waiver

     Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

8.4  Time of Essence

     Time is of the essence of this Agreement.

8.5  Survival of Representations and Warranties of DVC and Shareholders

     The representations and warranties of DVC and Shareholders in this Agreement shall survive the Closing, and shall not merge with any deed, conveyance or other transfer instrument or other agreement giving effect hereto and shall survive any amalgamation or reorganization or merger entered into by DVC or any other party for a period of three years following the Closing Date.

8.6  Survival of Representations and Warranties of DVWT

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

     The representations and warranties of DVWT in this Agreement shall survive the Closing, and shall not merge with any deed, conveyance or other transfer instrument or other agreement giving effect hereto and shall survive any amalgamation or reorganization or merger entered into by DVWT with any other party for a period of three years following the Closing Date.


8.7  Equitable Remedies

     All representations, warranties and covenants herein and opinions to be given hereunder as to the enforceability of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditor's rights generally and to the effect that a court may exercise discretion granting equitable remedies, including the remedy of specific performance.

8.8  Further Assurances

     Each of the parties, upon the request of any other party, whether before of after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

8.9  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.10 Entire Agreement

     This Agreement, together with the agreements herein referred to, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

8.11 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of Nevada and shall be treated in all respects as a State of Nevada contract, and each of the parties does hereby irrevocably attorn to the courts of the State of Nevada for such purposes.



IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

/s/ Richard Wang                                /s/ Peng Chen
-------------------------                       ------------------------
Richard Wang                                    Peng Chen

/s/ Brian Roberts                               /s/ Zun Zhau Li
-------------------------                       ------------------------
Brian Roberts                                   Zun Zhau Li

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/s/ Karen Dadson                                /s/ Zhankui Mu
------------------------------                  ---------------------------
Karen Dadson                                    Zhankui Mu

/s/ Jun Zhou                                    /s/ Yinghua Gao
------------------------------                  ---------------------------
Jun Zhou                                        Yinghua Gao

/s/ Xuexian Xiao                                /s/ Pei Zhang
------------------------------                  ---------------------------
Xuexian Xiao                                    Pei Zhang

/s/ Yuanjian Lin                                /s/ Xiuzhuang Bian
------------------------------                  ---------------------------
Yuanjian Lin                                    Xiuzhuang Bian

                                                /s/ David Tam
                                                ---------------------------
                                                David Tam

/s/ Richard Wang
_______________________________________________
Digital Village World Technologies Inc


          Authorized Signatory

 /s/ Richard Wang
_______________________________________________
Digital Village World Technologies (Canada) Inc.

                         Schedule A Material Contract

1. The Initial Profit Sharing Agreement between TAINJIN TEDA YU CHEUNG GROUP CO LTD and DVC, dated May1st 2000
2. An agreement of co-operation between Tianjin Chuang Xian Digital Information Development Co Ltd and Tianjin Yu Xun Digital Hi-Tech Co Ltd.

                          Schedule B Share allotment

NAME                         CS owned in DVC (1)   CS being issued in Registrant
Group A
Tianjin Yu Cheung Group Co   6,000,000             3,500,000
Ltd
Richard Wang                 1,000,000             1,000,000
Peng Chen                    1,000,000             1,000,000
Brian Roberts                  250,000               250,000
Zun Zhao Li                  1,000,000             1,000,000
Karen Dadson                 1,000,000             1,000,000

Group B
Zhannkui Mu                    500,000               500,000
Jun Zhou                        20,000                20,000
Yinghua Gao                     30,000                30,000
Xuexian Xiao                    20,000                20,000
Pei Zhang                       30,000                30,000
Yuanjian Lin                    20,000                20,000
Xiuzhuang Bian                 120,000               120,000

Total shares                11,010,000             8,490,000

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